Period Ended April 30, 2005

John Hancock Series Trust
John Hancock Technology Fund
Series - 3
NAV per share - Class C  $2.86
NAV per share - Class I  $3.38


John Hancock Small Cap Growth Fund
Series -  4
NAV per share - Class C  $7.70
NAV per share - Class I  $9.13


John Hancock Multi Cap Growth Fund
Series -  5
NAV per share - Class C  $7.83


John Hancock Real Estate Fund
Series -  7
NAV per share - Class C  $17.27
Dividend per share
From net investment income - Class C - $0.1035


John Hancock Focused Equity Fund
Series -  8
NAV per share - Class C  $6.63


John Hancock Mid Cap Equity Fund
Series -  9
NAV per share - Class C  $11.74